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                                                                      EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES
                          (In thousands, except ratios)

                                                                            FISCAL YEAR
                                                      --------------------------------------------------------
                                                         2000       2001        2002       2003       2004
                                                      ---------- ----------- ----------- ---------- ----------
Income/(loss) before taxes and fixed charges
       (net of capitalized interest):
     Income/(loss) from continuing operations
         before income taxes, equity in
         net income/(loss) of joint
         venture and cumulative effect of
         change in accounting principle               $2,947,844 $ 1,103,802 $   340,511 $ (211,556)$1,829,250
     Add fixed charges net of
         capitalized interest(1)                          87,097      99,575      98,944     93,762     84,203
                                                      ---------- ----------- ----------- ---------- ----------
           Total income/(loss) before taxes
              and fixed charges                       $3,034,941 $ 1,203,377 $   439,455 $ (117,794)$1,913,453
                                                      ---------- ----------- ----------- ---------- ----------
Fixed charges:
     Interest expense                                 $   51,375 $    47,640 $    49,357 $   46,875 $   52,877
     Capitalized interest                                  6,000       3,500         --         --         --
     Interest component of
         rent expense(2)                                  35,105      50,849      46,542     44,751     29,190
                                                      ---------- ----------- ----------- ---------- ----------
           Total fixed charges                        $   92,480 $   101,989 $    95,899 $   91,626 $   82,067
                                                      ---------- ----------- ----------- ---------- ----------
Ratio of earnings/(loss) to fixed charges(3)              32.82x      11.80x       4.58x    (1.29)x     23.32x
                                                      ========== =========== =========== ========== ==========

(1) Capitalized interest includes interest capitalized during the period, less the amount of previously capitalized interest that was amortized during the period.

(2) The interest factor is estimated at one-third of total rent expense for the applicable period, which management believes represents a reasonable approximation of the interest factor.

(3) Due to Applied's loss in fiscal 2003, the coverage ratio was less than 1:1. Applied would have needed to generate additional earnings of $209 million to achieve the coverage ratio of 1:1.